UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2012

MOJO ORGANICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-148190	26-0884348
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hudson Street, 21st Floor, Jersey City, New Jersey	07302
(Address of Principal Executive Offices)	(Zip Code)

(201) 633-6519

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 15, 2012, Mojo Organics, Inc. (the “Company”) entered into a juice license agreement (“License Agreement”) with Chiquita Brands L.L.C. (“Chiquita”). Pursuant to the License Agreement, Chiquita granted to the Company an exclusive license to use Chiquita’s marks in the manufacture, sale, promotion, marketing, advertising and distribution of certain fruit juice products in select containers in Connecticut, New Jersey and New York and a non exclusive license for the other states. The term of the License Agreement is for seven years from the date the Company first invoices any customer for any of the products it sells under the License Agreement. Chiquita may terminate the License Agreement in certain situations including upon a breach of the conditions or provisions of the License Agreement by the Company, the failure by the Company to pay any royalties due to Chiquita under the License Agreement, the bankruptcy or insolvency of the Company or upon a change in majority ownership or control of the Company that is not approved by Chiquita. Additionally, if the Company fails to attain the minimum sales volume and/or minimum royalty payments required pursuant to the License Agreement in the exclusive territory for certain periods of time, Chiquita has the right to terminate the License Agreement by written notice.

If Chiquita wishes to grant an exclusive license to any third party for any or all of the non-exclusive states, Chiquita must offer the Company the first right to acquire such license on terms substantially in accordance with the License Agreement and subject to mutual agreement by Chiquita and the Company on minimum sales volumes and minimum royalty payments. If the Company does not accept such offer, Chiquita is permitted to terminate the non-exclusive license granted to the Company in such territory in favor of such third party.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1*	Juice License Agreement between Chiquita Brands L.L.C. and MOJO Organics, Inc. dated as of August 15, 2012

* Portions of the exhibit and/or related schedules or exhibits thereto have been omitted pursuant to a request for confidential treatment. The omitted portions have been filed with the Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2012	MOJO ORGANICS, INC.

	By:	/s/ Glenn Simpson
Name: Glenn Simpson
Title: Chief Executive Officer

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